Exhibit 21.1
LIST OF SUBSIDIARIES
As of December 31, 2015

Subsidiaries of the Registrant	Jurisdiction of Incorporation
Ancestry US Holdings Inc. (f/k/a Global Generations International Inc.)	Delaware, United States
Ancestry.com Inc.	Delaware, United States
Ancestry.com Operations Inc.	Delaware, United States
iArchives, Inc.	Utah, United States
Ancestry International Holdings LLC (f/k/a/ Ancestry.com LLC)	Delaware, United States
We’re Related, LLC	Delaware, United States
Ancestry.com DNA, LLC	Delaware, United States
TGN Services, LLC	Delaware, United States
Find A Grave, Inc.	Delaware, United States
Info Rich (Hong Kong) Limited	Hong Kong
Ancestry International Holdings Corporation	Cayman Islands
Ancestry Information Holdings Company	Ireland
Ancelux 3 S.àr.l	Luxembourg
Ancestry International LLC (f/k/a Anvil US 2 LLC)	Delaware, United States
Anvilire	Ireland
Anvilire One	Ireland
Anvilire Two	Ireland
Ancestry Information Operations Company	Ireland
Ancelux 4 S.àr.l	Luxembourg
Ancestry.com UK (Commerce) Limited	UK
Ancestry.com UK Limited	UK
Ancestry.com Deutschland GmbH	Germany
Genline AB	Sweden
Ancestry.com Australia Pty Ltd	Australia
Ancestry.com Canada Company	Nova Scotia, Canada
Ancestry Ireland DNA LLC	Delaware, United States
Ancestry International DNA Company	Ireland
Ancestryhealth.com, LLC	Delaware, United States
Ancestry International DNA, LLC	Delaware, United States
Ancestry International Health Unlimited Company	Ireland
Ancestry Ireland Health LLC	Delaware, United States